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                                                                    EXHIBIT 99.1


(PRIVATE BUSINESS LOGO)


TO:        EMPLOYEES, SHAREHOLDERS, AND FRIENDS OF PRIVATE BUSINESS, INC.
FROM:      Tom Black
DATE:      October 8, 2001
RE:        3rd Quarter Update

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After the 3rd quarter, I'd like to give you an update.

The five goals I set for the business this year are progressing nicely.

First to reduce debt. The Towne acquisition has allowed us to pay back $6 million early. This represents over 41(cent) per share in debt reduction. Not bad for a stock that has been trading under $2.00. This has significantly reduced our interest payments and lowered our leveraged position to a very comfortable level. We are still planning on ending the year with $35,000,000 in debt or less. It's hard to believe that in August of 1998 we owed the bank $95,000,000.

My second goal was to reduce expenses. In January, the combined staff of PBI and Towne was 610 people. We hope to end the year with approximately 425 employees. This is a significant reduction in expenses. In addition, the closing of the office in Atlanta should also reap reductions in expenses. We continue to scrutinize our biggest expense items.

My third goal was to slow attrition. The last three months have seen a dramatic drop in the number of businesses that are going off our program. From over 200 per month in the first two quarters, each of the last three months has been below 180 drops. September was 132. Although we are still not satisfied with our loss of customers, we are happy to report a reduction.

We continue to address the issue of retention from a number of different angles. Our Bank Managers are improving customer satisfaction at the bank level and our Business Development managers are improving customer satisfaction at the business level. Internally, our processing center continues to focus on better service and longer customer retention.

As with any loan product, there will be attrition- companies close, pay off their loan or sell out. However, we want to reduce the controllable elements of attrition as much as possible. As with any change of control, we expect to see a slight increase in Towne customers fall off, but we are trying to control that as a short-term event.



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        Our formula for retention is working better than it has and we expect to see continued improvement as a percentage of total business on the program.

        My fourth goal was to increase sales. Although there hasn't been a sharp rise in total sales of businesses, our Business Development Managers' productivity has increased dramatically.

        In the first quarter we were averaging less than 1.5 new businesses per Business Development Manager per month. Last quarter we raised that to over 2 new businesses per Business Development Manager. Our goal for fourth quarter is 7 new businesses per Business Development Manager. Again, that 2.3 average of new businesses per month per Business Development Manager would be a 30% increase in productivity.

        We will continue to focus on increasing sales skills and improving the quality of our sales force. The momentum among our group of 70 business sales people is growing.

        The Towne acquisition has given us over 200 additional active banks and the addition of these banks should improve our averages and the number of businesses we're selling.

        Our bank sales remain flat. We have replaced several of our bank sales people and they are increasing their skill levels daily. With fewer experienced people, we are selling the same number of banks. We are trying to increase this in a number of ways. Better training, more senior management involvement and better prospecting. This goal remains to be achieved.

        Finally, my fifth goal is to find new products or make acquisitions. Towne has given us our first successful acquisition and part of that transaction was a new company called RMSA. RMSA continues to provide an opportunity for growth and a new service. Whether this product or another offers us significant growth, my continued commitment is to find new products to drive down our distribution channel of banks and small businesses!

        We will continue to invest in technology that enhances our product and improves our efficiencies. Customer Service will remain the highest priority and a continuous upgrading of our people should move us forward more quickly and profitably.

This Memorandum may contain "forward-looking statements" concerning Private Business, Inc.'s operations, prospects, strategies and financial condition, including its future economic performance, intent, plans and objectives, and the likelihood of success in developing and expanding its business. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond Private Business, Inc.'s control. Words such as "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate" are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. The Company assumes no obligation to update this information. Factors that could cause actual results to differ materially are discussed in Private Business, Inc.'s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2000 and include, among other factors, the timely development and market acceptance of products and technologies and competitive market conditions.